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EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACTS:

Donald C. Weinberger
Donald W. Fallon, CFO	Alisa D. Steinberg (Media)
CepTor Corporation	Wolfe Axelrod Weinberger Assoc. LLC
(410) 527-9998 Fax (410) 527-9867	(212) 370-4500 Fax (212) 370-4505
dfallon@ceptorcorp.com	don@wolfeaxelrod.com
alisa@wolfeaxelrod.com

CEPTOR SIGNS LETTER OF INTENT WITH
FERRING PHARMACEUTICALS FOR SUPEROXIDE DISMUTASE

- Product Targeted for Phase 2B Clinical Trials for Prevention of Chronic Respiratory
Morbidity in Premature Newborns -

HUNT VALLEY, MD — September 14, 2006 — CepTor Corporation (OTC BB: CEPO), a biopharmaceutical company focusing on cell-targeted therapeutic products for neuromuscular and neurodegenerative diseases, announced today that it has signed a Letter of Intent (LOI) with Ferring International Center, S.A. in which Ferring plans to divest and CepTor plans to purchase recombinant human copper zinc superoxide dismutase (r-h CuZnSOD or SOD). Upon and subject to completion of due diligence culminating in an agreement with the Food and Drug Administration (FDA) on the endpoints for a phase 2B clinical trial, CepTor will pay Ferring an exclusive option payment. CepTor may exercise its option for all worldwide rights to SOD with a grant-back royalty-free license to Ferring for infertility indications. Ferring will retain contract manufacturing rights.

Aaron Graff, Senior Vice President, Global Marketing, Medical Services and Business Development at Ferring, said, ‘‘With CepTor, we feel we have put this product in the best hands to get it approved. Ultimately, product approval was the most important consideration in our divestiture decision. This agreement came about as a result of understanding the historical relationship of CepTor’s staff with the development of SOD, their knowledge and ability to move it forward and the neonatology communities’ overwhelming support of them.’’

Bill Pursley, Chairman and CEO of CepTor, remarked, ‘‘Considering our staff’s experience in this area, SOD represents a perfect fit for the Company. SOD is an advanced stage product with orphan status in the U.S. and EU, representing a $400 million market opportunity for an unmet medical need. Ferring has been extremely supportive and its efficiency and expediency throughout this process is representative of the company’s entrepreneurial spirit.’’

CepTor’s Executive Vice President and Chief Medical Officer, Norman Barton, M.D., Ph.D., said, ‘‘We have this opportunity because our staff is familiar with and believes in this product. SOD has successfully completed phase 1 and 1B safety studies and a 302-patient phase 2 study. The latter revealed a significant reduction in all cause pulmonary morbidity at one year corrected age with the results published in Pediatrics. We are excited about the prospect of entering a phase 2B study to duplicate these clinically relevant outcomes.’’

Debra Birenbaum, M.D., trained in neonatology and former Medical Officer in the Pulmonary Division at the FDA’s Center for Drug Evaluation and Research, stated, ‘‘There has been a significant paradigm shift in the way that the scientific, neonatology and regulatory communities evaluate the endpoints in this population. As published in last March’s Pediatrics, we now know and accept that improvement in chronic respiratory, neurodevelopmental and neurological morbidity in these neonates are clinically meaningful goals and, therefore, appropriate endpoints for study. Bronchopulmonary dysplasia (BPD) as defined in the 1980’s and 90’s is not a meaningful or clinically relevant isolated endpoint.’’

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Jonathan Davis, M.D., Chief of Newborn Medicine at Tufts-New England Medical Center, said, ‘‘The neonatology community understands the importance of SOD’s development. We are excited about the long-term benefit we believe it can bring these children. We look forward to working with CepTor in this endeavor and in planning and conducting clinical trials at our institution.’’

About CepTor Corporation

CepTor Corporation is a development-stage biopharmaceutical company engaged in the discovery, development, and commercialization of proprietary, cell-targeted therapeutic products for the treatment of neuromuscular and neurodegenerative diseases with a focus on orphan diseases. CepTor’s primary efforts are currently focused on moving its lead product, Myodur, into clinical trials for Duchenne muscular dystrophy. The Company’s broad platform technology also includes the development of products for multiple sclerosis (MS), chronic inflammatory demyelinating polyneuropathy (CIDP) and amyotrophic lateral sclerosis (ALS). More information about CepTor can be found at www.ceptorcorp.com.

About Ferring International Center, S.A

Ferring is a Swiss-based research driven, specialty biopharmaceutical group active in global markets. The company identifies, develops and markets innovative products in the areas of endocrinology, gastroenterology, gynecology, infertility and urology. In recent years Ferring has expanded beyond its traditional European base and now has offices in over 40 countries. To learn more about Ferring or its products please visit www.ferring.com.

The press release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involves a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation on our ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement. The Company disclaims any obligation to update any forward-looking statement as a result of developments occurring after the date of this press release.